EXHIBIT 99.3






CNA PLAZA  CHICAGO  IL  60685               LORI S. KOMSTADIUS
                                            Executive Vice President
                                            Human Resources
                                            Phone:       (312) 822-1229
                                            Facsimile    (312) 755-8989
                                            Internet:    lori.komstadius@cna.com


May 16, 2005





Private and Confidential

Jonathan Kantor
[ADDRESS]


Re:   Grant of 2005-2007 Cash Long-Term Incentive Award

CNA Financial Corporation (the "Company") has granted you a long-term incentive cash award (the "Long-Term Incentive Award") under the CNA Financial Corporation 2000 Incentive Compensation Plan (the "Plan") for the performance period beginning January 1, 2005 and ending December 31, 2007 (the "Performance Period"). The Long-Term Incentive Award generally provides that you will be eligible for an award based on the achievement of the predetermined levels of the Company's net operating income ("NOI"). The NOI target goal and a range for minimum and maximum performance levels will be set annually for each year within the relevant performance cycles. At the end of each year NOI results will be determined and Long-Term Incentive Award payouts (if any) will be accrued. No interest will be applied to the accruals.

For each year within the performance cycle 1/3 of the target award percentage will be applied to your year-end base salary. Your target award for 2005-2007 Performance Period is 30%. ("target bonus").

For the calendar year 2005, NOI goals and Long-Term Incentive Award attainment will be determined according to the following schedule.

--------------------------------------------------------------------------------
                                                PERCENT OF LONG-TERM
2005 NET OPERATING INCOME GOAL            INCENTIVE AWARD TARGET ATTAINMENT
--------------------------------------------------------------------------------
         [goal amount]                                    0%
--------------------------------------------------------------------------------
         [goal amount]                                   50%
--------------------------------------------------------------------------------
         [goal amount]                                  100%
--------------------------------------------------------------------------------
         [goal amount]                                  150%
--------------------------------------------------------------------------------
         [goal amount]                                  200%
--------------------------------------------------------------------------------

Awards will be determined by interpolating between minimum and maximum target attainment schedule.

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At the end of the Performance Period, the Incentive Compensation Committee of
the Company's Board of Directors ("Committee") that administers the Plan will determine the performance level achieved for the period, and the amount distributable to you for your award under the terms of the Plan.

This letter provides a summary of your Long-Term Incentive Award. This Long-Term Incentive Award is subject to the Long-Term Incentive Award terms (the "Award Terms") enclosed with this letter. (In the attached Award Terms, you are referred to as the "Participant.") This Award Letter shall be subject to the Award Terms, and the Award Terms shall be subject to the provisions of the Plan. If discrepancies arise between this Award Letter and the Award Terms, the Award Terms will govern, and if discrepancies arise between the Award Terms and the Plan, the terms of the Plan will govern. Note that the Award Terms impose certain restrictions on your Long-Term Incentive Award, and provide that the Committee has the authority to reduce the amount of the Long-Term Incentive Award or cancel the Long-Term Incentive Award entirely, all in its discretion as it determines necessary or appropriate.


Sincerely,



/s/ LORI S. KOMSTADIUS